Exhibit 99.1

ImmuCell Announces Preliminary, Unaudited Product Sales Results
for the Year Ended December 31, 2019

For Immediate Release

PORTLAND, Maine – January 21, 2020 – ImmuCell Corporation (Nasdaq: ICCC) (“ImmuCell” or the “Company”), a growing animal health company that develops, manufactures and markets scientifically-proven and practical products that improve the health and productivity of dairy and beef cattle, today announced preliminary, unaudited product sales results for the year ended December 31, 2019.

Product Sales Results:

Total product sales increased by approximately $2,700,000, or 25%, to approximately $13,700,000 during the year ended December 31, 2019 versus the year ended December 31, 2018. Total product sales increased by approximately $695,000, or 24%, to approximately $3,600,000 during the fourth quarter ended December 31, 2019 versus the comparable period during 2018. These reported figures are preliminary, unaudited estimates and are subject to change.

Management Discussion:

“We believe that dairy and beef producers are increasingly coming to understand the value proposition we offer of less needles in cows and less antibiotics in calves,” commented Michael F. Brigham, President and CEO. “We are the only veterinary biologic line offering measured levels of antibody-driven immunity against bacterial and viral scours providing Immediate Immunity™ to newborn dairy and beef calves against the three most prevalent pathogens – E. coli, coronavirus and rotavirus.”

“We are growing and investing in the infrastructure to fuel future growth,” Mr. Brigham added. “To meet growing demand, construction of our expanded manufacturing facility for the First Defense® product line is well under way, and we expect to substantially complete this work around the end of the upcoming second quarter.”

“During the third quarter of 2019, the FDA conducted a pre-approval inspection of our Drug Substance facility for Re-Tain™, a novel treatment for subclinical mastitis without a milk discard requirement that provides an alternative to traditional antibiotics. We responded to most of the FDA’s findings before the end of 2019,” Mr. Brigham continued. “We expect to complete the remaining work, which largely involves some outside laboratory testing, during the first quarter of 2020 without significant cost or any delay to the timeline to product approval.”

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The Company expects to file a more detailed press release covering its 2019 financial results after the stock market closes on Tuesday, February 18, 2020 and expects to file its Annual Report on Form 10-K before the end of March. Interested parties can access a conference call scheduled by the Company to review the 2019 financial results at 9:00 AM ET on Wednesday, February 19, 2020. Investors are encouraged to review the Company’s updated Corporate Presentation slide deck that provides an overview of the Company’s business and is available under the “Investors” tab of the Company’s website at www.immucell.com or by request to the Company.

About ImmuCell:

ImmuCell Corporation’s (Nasdaq: ICCC) purpose is to create scientifically-proven and practical products that improve the health and productivity of dairy and beef cattle. ImmuCell markets First Defense®, providing Immediate Immunity™ to newborn dairy and beef livestock, and is in the late stages of developing Re-Tain™, a novel treatment for subclinical mastitis, the most significant cause of economic loss to the dairy industry. Press releases and other information about the Company are available at: http://www.immucell.com.

Cautionary Note Regarding Forward-Looking Statements (Safe Harbor Statement):

This Press Release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to: our plans and strategies for our business; projections of future financial or operational performance; the timing and outcome of pending or anticipated applications for regulatory approvals; factors that may affect the dairy and beef industries and future demand for our products; the scope and timing of ongoing and future product development work and commercialization of our products; future costs of product development efforts; the estimated prevalence rate of subclinical mastitis; the expected efficacy of new products; estimates about the market size for our products; future market share of and revenue generated by current products and products still in development; our ability to increase production output and reduce costs of goods sold associated with our new product, Tri-Shield First Defense®; the future adequacy of our own manufacturing facilities or those of third parties with which we have contractual relationships to meet demand for our products on a timely basis; the anticipated costs of (or time to complete) planned expansions of our manufacturing facilities and the adequacy of our funds available for these projects; the continuing availability to us on reasonable terms of third-party providers of critical products or services; the robustness of our manufacturing processes and related technical issues; estimates about our production capacity, efficiency and yield; the future adequacy of our working capital and the availability and cost of third-party financing; future regulatory requirements relating to our products; future expense ratios and margins; future compliance with bank debt covenants; future cost of our variable interest rate exposure on most of our bank debt; costs associated with sustaining compliance with current Good Manufacturing Practice (cGMP) regulations in our current operations and attaining such compliance for the facility to produce the Nisin Drug Substance; implementation of international trade tariffs that could reduce the export of dairy products, which could in turn weaken the price received by our customers for their products; our effectiveness in competing against competitors within both our existing and our anticipated product markets; the cost-effectiveness of additional sales and marketing expenditures and resources; anticipated changes in our manufacturing capabilities and efficiencies; the value of our net deferred tax assets; projections about depreciation expense and its impact on income for book and tax return purposes; anticipated market conditions; and any other statements that are not historical facts. Forward-looking statements can be identified by the use of words such as “expects”, “may”, “anticipates”, “aims”, “intends”, “would”, “could”, “should”, “will”, “plans”, “believes”, “estimates”, “targets”, “projects”, “forecasts”, “seeks” and similar words and expressions. In addition, there can be no assurance that future developments affecting us will be those that we anticipate. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of our products (including the First Defense® product line and Re-Tain™), competition within our anticipated product markets, customer acceptance of our new and existing products, product performance, alignment between our manufacturing resources and product demand, our reliance upon third parties for financial support, products and services, changes in laws and regulations, decision making and delays by regulatory authorities, currency values and fluctuations and other risks detailed from time to time in filings we make with the SEC, including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K and our Current Reports on Form 8-K. Such statements involve risks and uncertainties and are based on our current expectations, but actual results may differ materially due to various factors, including the risk factors summarized above.

Contacts:	Michael F. Brigham, President and CEO
ImmuCell Corporation
(207) 878-2770

Joe Diaz, Robert Blum and Joe Dorame
Lytham Partners, LLC
(602) 889-9700
iccc@lythampartners.com

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